May 1996

Dear Shareholder:

Enclosed are the 1995 financial statements for the NTS Mortgage Income Fund. The Fund's operations resulted in revenues of $2,885,000 for the year ended December 31, 1995 compared to $2,985,000 for 1994, expenses for 1995 of $2,026,000 compared to $1,203,000 in 1994, and net income of $858,000 in 1995 compared to $1,782,000 in 1994. The decrease in earnings is due principally to the increase in interest expense that the Fund pays on borrowed money. Expenses of the Fund before interest expense decreased 22% from 1994 to 1995 due principally to a contribution of $100,000 by NTS Advisory Corporation, the Fund's manager, to operating expenses of the Fund. In addition to this contribution, affiliates of NTS Corporation, the Fund's sponsor, loaned $1,885,000 to the Fund during 1995. This includes $750,000 at no interest and $1,135,000 loaned at a average rate of 5 3/4%. On April 15, 1996, the interest rate on all borrowings from affiliates of the Fund's sponsor increased to the prime interest rate.

The combined sales of the three residential projects to which the Fund has outstanding loans were $9.8 million in 1995 compared to $9.1 million in 1994. The first nine holes of the Arnold Palmer designed golf course at the Fawn Lake development in Fredericksburg, Virginia opened in October, 1995, with the remainder of the course scheduled to open in the fall of 1996. At the Lake Forest development in Louisville, Kentucky, the clubhouse for the Lake Forest Country Club, which also includes an Arnold Palmer designed golf course, is due to be completed by mid-summer, in time for the PGA golf championship to be held at a neighboring course in Louisville. At the Lake Forest project in Orlando, Florida, sales for 1995 were double those in 1994. The August 1996 issue of Southern Living magazine will feature on its cover, one of the Lake Forest Orlando model homes.

At the 1996 first quarter Board of Directors meeting, the Board appointed two additional board members. Mr. Gerald B. Thomas was appointed as a new Independent Director and Richard L. Good was reappointed as an Affiliated Director.

Sincerely,



Richard L. Good
President

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of the NTS Mortgage Income Fund:

We have audited the accompanying balance sheets of the NTS Mortgage Income Fund (a Delaware corporation) as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the NTS Mortgage Income Fund as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.






                                        ARTHUR ANDERSEN LLP











Louisville, Kentucky
February 21, 1996




                            NTS MORTGAGE INCOME FUND
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994


                                                             1995            1994
                                                        -------------   -------------

ASSETS

 Mortgage loans receivable:
  Earning loans                                         $ 60,083,323    $ 46,123,406
  Non-earning                                              5,125,780       6,098,846
                                                         ------------    ------------

                                                          65,209,103      52,222,252
  Less reserves for loan losses                            1,553,397       1,638,855
                                                         ------------    ------------

  Net mortgage loans receivable                           63,655,706      50,583,397

Cash and equivalents                                         535,687         308,155
Interest receivable                                        1,142,021         372,828
Other assets                                                 178,219           --
                                                         ------------    ------------

  Total assets                                          $ 65,511,633    $ 51,264,380
                                                         ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                   $    179,307    $    154,615
Dividends payable                                             38,248         127,493
Notes payable - affiliates (Note 3)                        1,885,000           --
Notes payable                                             14,149,873       1,936,528
Deferred revenues                                              3,127           4,159
                                                         ------------    ------------

  Total liabilities                                       16,255,555       2,222,795
                                                         ------------    ------------

Commitments and contingencies

Stockholders' equity:
 Common stock, $0.001 par value, 6,000,000 shares
  authorized; 3,187,333 shares issued and outstanding   $      3,187    $      3,187
 Additional paid-in-capital                               54,163,397      54,163,397
Distributions in excess of net income                     (4,910,506)     (5,124,999)
                                                         ------------    ------------

Total stockholders' equity                                49,256,078      49,041,585
                                                         ------------    ------------

Total liabilities and stockholders' equity              $ 65,511,633    $ 51,264,380
                                                         ============    ============


The accompanying notes are an integral part of these financial statements.






                            NTS MORTGAGE INCOME FUND
                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 and 1993



                                                            1995         1994         1993
                                                         -----------  -----------  -----------
Revenues:
 Interest income on mortgage loans receivable            $2,849,807   $2,716,804   $3,248,160
 Fee income on mortgage loans and other financial
  services                                                   12,924      130,791      118,955
 Gross receipts and supplemental interest income              --         129,338      627,784
 Interest income on cash equivalents and miscellaneous
   income                                                    21,921        8,071       30,402
                                                          ----------   ----------   ----------

                                                          2,884,652    2,985,004    4,025,301
                                                          ----------   ----------   ----------

Expenses:
 Advisory fee (Note 3)                                   $  528,973   $  614,100   $  593,500
 Professional and administrative                            162,427      174,900      208,501
 Interest expense                                         1,247,128      182,486       91,733
 Other taxes and licenses                                    25,790       20,705       22,013
 Amortization expense                                        52,000       35,642       34,958
 Provision for loan losses                                     --        150,000    1,500,000
                                                          ----------   ----------   ----------

                                                          2,016,318    1,177,833    2,450,705
                                                          ----------   ----------   ----------

Income before income tax expense                            868,334    1,807,171    1,574,596

 Income tax expense                                          10,000       25,000       44,000
                                                          ----------   ----------   ----------

Net income                                               $  858,334   $1,782,171   $1,530,596
                                                          ==========   ==========   ==========

Net income per share of common stock                     $      .27   $      .56   $      .48
                                                          ==========   ==========   ==========

Weighted average number of shares                         3,187,333    3,187,333    3,187,333
                                                          ==========   ==========   ==========


The accompanying notes are an integral part of these financial statements.





                            NTS MORTGAGE INCOME FUND
                       STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                           Common         Common      Additional     Distributions
                           Stock          Stock        Paid-in-      in Excess of
                           Shares         Amount       Capital        Net Income         Total
                           ------         ------       -------        ----------         -----
Stockholder's equity
  December 31, 1992        3,187,333   $      3,187   $ 54,163,397    $ (4,532,265)   $ 49,634,319

Net income                                   --             --          1,530,596       1,530,596

Dividends declared                           --             --         (2,439,335)     (2,439,335)
                        ------------   ------------   ------------    ------------    ------------

Stockholders' equity
 December 31, 1993        3,187,333   $      3,187   $ 54,163,397    $ (5,441,004)   $ 48,725,580

Net income                                   --             --          1,782,171       1,782,171

Dividends declared                           --             --         (1,466,166)     (1,466,166)
                        ------------   ------------   ------------    ------------    ------------

Stockholders' equity
 December 31, 1994        3,187,333   $      3,187   $ 54,163,397    $ (5,124,999)   $ 49,041,585

Net income                    --             --           858,334          858,334

Dividends declared            --             --          (643,841)        (643,841)
                        ------------   ------------   ------------    ------------    ------------

Stockholders' equity
 December 31, 1995        3,187,333   $      3,187   $ 54,163,397    $ (4,910,506)   $ 49,256,078
                        ============   ============   ============    ============    ============

The accompanying notes are an integral part of these financial statements.





                            NTS MORTGAGE INCOME FUND
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                       1995            1994            1993
                                                                  -------------   -------------   -------------
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES
 Net income                                                       $    858,334    $  1,782,171    $  1,530,596
 Adjustments to reconcile net income to net cash provided by operating activities:
   Accretion of discount on mortgage loans receivable                 (125,029)          --              --
   Amortization expense                                                 52,000          35,642          34,958
   Provision for loan losses                                             --            150,000       1,500,000
   Changes in assets and liabilities:
    Interest receivable                                               (769,193)       (372,828)        502,723
    Accounts payable and accrued expenses                               24,692          14,443          (5,001)
    Deferred commitment fees                                            20,000        (102,930)        (91,210)
    Deferred revenues                                                   (1,032)         (3,105)       (386,119)
                                                                   ------------    ------------    ------------

   Net cash provided by operating activities                            59,772       1,503,393       3,085,947
                                                                   ------------    ------------    ------------

CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES
 Principal collections on mortgage loans receivable               $  8,219,874    $  4,310,554    $  7,145,622
 Investment in mortgage loans receivable                           (21,187,154)     (4,056,326)     (8,729,692)
                                                                   ------------    ------------    ------------

   Net cash from (used for) investing activities                   (12,967,280)        254,228      (1,584,070)
                                                                   ------------    ------------    ------------

CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES
 Proceeds from notes payable                                      $ 15,186,873    $    554,691    $  2,653,977
 Proceeds from notes payable - affiliates                            1,885,000           --              --
 Payments on notes payable                                          (2,973,528)     (1,006,151)     (1,358,052)
 Other assets                                                         (230,219)          --           (22,178)
 Dividends paid                                                       (733,086)     (1,713,192)     (2,342,117)
                                                                   ------------    ------------    ------------

   Net cash used for financing activities                           13,135,040      (2,164,652)     (1,068,370)
                                                                   ------------    ------------    ------------

   Net increase (decrease) in cash and equivalents                $    227,532    $   (407,031)   $    433,507

CASH AND EQUIVALENTS, beginning of period                              308,155         715,186         281,679
                                                                   ------------    ------------    ------------

CASH AND EQUIVALENTS, end of period                               $    535,687    $    308,155    $    715,186
                                                                   ============    ============    ============

Cash paid during the period for:
- --------------------------------
 Interest, net of amounts capitalized                             $  1,130,832    $    180,235    $     85,271
 Income taxes                                                     $        700    $     36,082    $     49,492

Noncash investing activities:
- -----------------------------
 Principal reductions on mortgage loan receivable by offsetting
  deferred revenues                                               $      --       $      --      $  1,542,604
 Principal reductions on mortgage loan receivables by entering
  into a participation agreement                                  $      --       $      --      $  2,235,033


The accompanying notes are an integral part of these financial statements.


                            NTS MORTGAGE INCOME FUND

                          NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies

       A)  Organization
           ------------

           NTS Mortgage Income Fund (the "Fund"), a Delaware corporation, was formed on September 26, 1988. The Fund operates as a real estate investment trust (REIT) under the Internal Revenue Code of 1986 (the "Code"), as amended. NTS Corporation is the sponsor of the Fund (the "Sponsor") and its affiliate, NTS Advisory Corporation, is the advisor to the Fund (the "Advisor").

           The Fund intends to make residential and commercial land development loans, land acquisition loans, development loans, construction and permanent mortgage loans to Affiliated Borrowers consisting principally of first, and to a lesser extent, junior mortgage loans and to make Equity Investments in real estate in amounts not to exceed approximately 10% of its Funds Available for Investment as defined in the Fund's offering prospectus (the "Prospectus"). Equity Investments are only anticipated to be made if necessary to assist the Fund to satisfy applicable requirements of the Code. Each mortgage loan will be secured by a lien on the property, by an interest in the borrower or by a similar security interest.

           The Fund is required to terminate and liquidate its assets by December 31, 2008, although the Fund expects to seek the Stockholders' approval to dissolve the Fund by March 30, 2006 which is approximately 15 years after the Final Closing Date.

       B)  Basis of Accounting
           -------------------

           The Fund's records are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles (GAAP).

       C)  Income Taxes
           ------------

           The Fund has elected and is qualified to be treated as a REIT under Internal Revenue Code Sections 856-860. In order to qualify, the Fund is required to distribute at least 95% of its taxable income to Stockholders and meet certain other requirements. The Fund intends to continue to qualify as a REIT for Federal income tax purposes. A reconciliation of net income for financial statement purposes versus that for income tax reporting at December 31 is as follows:

                                              1995            1994            1993
                                          -----------     -----------     -----------
           Net income (GAAP)              $   858,334     $ 1,782,171     $ 1,530,596
           Accretion of note discount        (125,029)          --              --
           Loan commitment fee income          20,000        (102,930)        (91,210)
           Letters of credit income            (1,032)         (3,105)          6,438
           Supplemental interest income        (1,717)        (64,668)       (424,819)
           Federal income tax expense           7,000          20,000          32,124
           Provision for loan losses          (85,458)        (91,145)      1,500,000
                                           -----------     -----------     -----------

           Taxable income before
            dividends paid deduction      $   672,098     $ 1,540,323     $ 2,553,129
                                           ===========     ===========     ===========

           Dividends declared             $   643,841     $ 1,466,166     $ 2,439,335
                                           ===========     ===========     ===========

           Distribution percentage                 96%             95%             96%
                                           ===========     ===========     ===========



       ------------------------------------------------------

       D)  Organizational and Start-up Costs
           ---------------------------------

           Organizational costs are expenses incurred in the creation of the Fund such as legal and accounting fees and were amortized over a five-year period beginning on the Initial Closing Date. Start-up costs are administration expenses which were capitalized until the Fund made its first Mortgage Loan on September 29, 1989 and were amortized over a five-year period.

       E)  Offering Costs
           --------------

           Offering costs consist primarily of selling commissions and other costs associated with the offering of the Shares. Offering costs are shown as a reduction of stockholders' equity. Pursuant to the Fund's Prospectus, the offering and organizational costs incurred by the Fund were equal to 15% of the gross proceeds.

       F)  Use of Estimates in Preparation of Financial Statements
           -------------------------------------------------------

           The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       G)  Revenue Recognition and Reserves for Loan Losses
           ------------------------------------------------

           Interest income from mortgage loans is reported as earned on the accrual basis of accounting. If the Fund has any reason to doubt the collectability of any principal or interest amounts due pursuant to the terms of the mortgage loans appropriate reserves would be established for any principal and accrued interest amounts deemed unrealizable (see Note 5). Statements of Financial Accounting Standards Nos. 114 and 118 require that impaired loans be measured based on the present value of expected future cash flows discounted at each loan's effective interest rate, at each loan's observable market price or at the fair value of the collateral if the loan is collateral dependent.

           Commitment fees paid at loan closing are amortized over the life of the loan using the interest method. Letter of credit income is amortized over the term of the letter of credit using the straight-line method. Gross Receipts Interest is recognized with respect to a mortgage loan secured by real estate held for sale in the ordinary course of the borrower's business. Gross Receipts Interest is an amount equal to 5% of the borrower's Gross Receipts, as defined in the Fund's Prospectus, from the sale of the underlying real estate during the term of the mortgage loan. Gross Receipts Interest is reported as earned on the accrual basis of accounting.

       H)  Statement of Cash Flows
           -----------------------

           For purposes of reporting cash flows, cash and equivalents include cash on hand and short-term, highly liquid investments with an original maturity of three (3) months or less that are readily convertible to cash.

       ------------------------------------------------------

       I)  Operating Expense Limitations
           -----------------------------

           The annual Operating Expenses of the Fund, based upon guidelines promulgated by the North American Securities Administrators Association, Inc., are prohibited from exceeding in any fiscal year the greater of (i) 2% of the Fund's Average Invested Assets during such fiscal year or (ii) 25% of the Fund's Net Income during such fiscal year. In the event the Fund's annual Operating Expenses exceed this limitation, the Advisor must reimburse the Fund within 60 days after the end of the fiscal year, the amount by which the aggregate annual Operating Expenses paid or incurred by the Fund exceed the foregoing limitations. The Fund did not exceed this limitation for the years ended December 31, 1995, 1994 and 1993.

           Operating Expenses are defined as operating, general and administrative expenses of the Fund as determined under generally accepted accounting principles, including but not limited to rent, utilities, capital equipment, salaries, fringe benefits, travel expenses, the Management Expense Allowance, expenses paid by third parties to the Advisor and its Affiliates based upon its relationship with the Fund (e.g. loan administration, servicing, engineering and inspection expenses) and other administrative items, but excluding the expenses of raising capital, interest payments, taxes, non-cash expenditures (e.g., depreciation, amortization, bad debt reserves), the Subordinated Advisory Fee, and the costs related directly to a specific Mortgage Loan investment or Real Estate Investment by the Fund, such as expenses for originating, acquiring, servicing or disposing of said specific Mortgage Loan or Real Estate Investment.

2.     Affiliations
       ------------

       The Fund operates under the direction of its Board of Directors who have retained the Advisor to manage the Fund's operations and to make recommendations concerning investments. The Advisor has delegated substantially all of its duties to the Sponsor (see Note 3).

3.     Related Party Transactions
       --------------------------

       As of December 31, 1995, the Sponsor (NTS Corporation) or an Affiliate owned 58,918 shares of the Fund.

       Pursuant to the Advisory Agreement, the Fund will pay the Advisor (NTS Advisory Corporation) a Management Expense Allowance (Advisory Fee) relating to services performed for the Fund in an amount equal to 1% of the Fund's Net Assets, per annum, which amount may be increased annually by an amount corresponding to the percentage increase in the Consumer Price Index. Effective July 1, 1994, the Fund's Mortgage Loans to Fawn Lake and Lake Forest were converted to cash flow mortgage loans. As part of the consideration for this restructuring, the Fund's Board of Directors required, among other things, that beginning in 1995, NTS Advisory Corporation pay $100,000 annually towards the expenses of the Fund until the maturity of the Mortgage Loans. As such, the Advisory Fee has been reduced $100,000 for the year ended December 31, 1995. For the years ended December 31, 1995, 1994 and 1993, $528,973, $614,100 and
       $593,500, respectively, has been incurred as an Advisory Fee.

       On February 17, 1995, the Fund purchased from an unaffiliated bank an interest in a $13 million first mortgage (with an outstanding balance of $9,664,465 as of February 17, 1995) to the Orlando Lake Forest Joint Venture. An Affiliate of the Sponsor owns the remaining interest via a participation agreement. The initial ownership percentages were 50% to the Fund and 50% to the Affiliate,

       --------------------------------------

       however, the percentage ownership will fluctuate as additional principal is advanced to the Joint Venture by the Fund. Ownership percentages will be determined in accordance with the ratio of each participant's share of the outstanding loan balance to the total outstanding loan balance. As of December 31, 1995, the outstanding balance on the first mortgage was $11,741,899, and the Fund's ownership percentage was approximately 59%.

       During the third quarter of 1995, the Fund borrowed $750,000 from an Affiliate of the Fund's Sponsor. The advance is in the form of an unsecured non-interest bearing note payable and matures April 15, 1996. The advance was made to meet the development plans of the projects to which the Fund has outstanding loans.

       During the fourth quarter of 1995, the Fund borrowed an additional $1,135,000 from Affiliates of the Fund's Sponsor in a series of advances. The advances bear interest at various rates averaging approximately 5.75% and mature April 15, 1996. Interest paid to the Affiliates was $13,023 for the year ended December 31, 1995. These advances are unsecured.

       On October 14, 1993, Fawn Lake and Lake Forest entered into a participation agreement with the Fund whereby they were each assigned an interest in the Fund's Temporary Mortgage Loan with the Orlando Lake Forest Joint Venture. The respective assignment of interest was $1,072,727 to Fawn Lake and $1,162,306 to Lake Forest. The consideration given the Fund for the acquisition of an interest in the note was a reduction in the amount of the Supplemental Interest credit due by the Fund to Fawn Lake and Lake Forest (see Note 7).

4.   Mortgage Loans Receivable, net
     ------------------------------

     The following tables outline the Fund's mortgage loan portfolio at December 31, 1995. There is currently no readily determinable market value for the portfolio given its unique and affiliated nature.

                                   Property Pledged                Interest          Maturity
     Borrower                       as Collateral                    Rate              Date
     --------                       -------------                    ----              ----

     1) Earning Loans:

     Temporary Mortgage
     Loan:

     NTS/Virginia           First mortgage on approximately          Prime            11/30/96
     Development Company    187 acres of residential land and        + 3/4%
                            improvements thereon located in
                            Fredericksburg, Virginia, known
                            as the Fawn Lake Golf Course; NTS
                            Guaranty Corporation guarantees
                            the loan
     Mortgage Loans:

     NTS/Virginia           First mortgage on approximately 2,237    17% of           07/01/97
     Development Company    acres of residential land and            Gross
                            improvements thereon located in          Receipts
                            Fredericksburg, Virginia, known as       (a)(b)
                            Fawn Lake

     NTS/Lake Forest II     First mortgage on approximately 556      17% of           07/01/97
     Residential            acres of residential land in             Gross
     Corporation            Louisville, Kentucky, known as           Receipts
                            Lake Forest                              (a)(b)

     Orlando Lake Forest    First mortgage on approximately 425      17% of           01/31/98
     Joint Venture          acres of residential land in Orlando,    Gross
                            Florida known as Orlando Lake Forest     Receipts
                                                                                       (c)

     (a) Effective July 1, 1994, these Mortgage Loans are paying interest at the greater of 17% of Gross Receipts or 4.42% of the average outstanding loan balance.
     (b) These Mortgage Loans included a provision for Gross Receipts Interest through June 30, 1994.
     (c)   This Mortgage Loan pays interest at the greater of 17% of Gross
           Receipts or 6.46% of the average outstanding loan balance.





4.   Mortgage Loans Receivable, net - Continued



                                Total                       Balance                      Interest
                                Senior                    Outstanding     Commitment    Receivable
                               Liens At     Face Amount       At             Fees           At
                               12/31/95     At 12/31/95   12/31/95(j)      Received      12/31/95
                               --------     -----------   -----------      --------      --------
1) Earning Loans:
   --------------

Temporary Mortgage
- ------------------
Loan:
- -----

NTS/Virginia                  $ 1,063,873   $ 2,000,000   $ 1,053,953   $    20,000   $    10,443
Development Company

Mortgage Loans:
- ---------------

NTS/Virginia                      502,937    28,000,000    27,459,598       200,000       618,591
Development Company                 (d)           (f)

NTS/Lake Forest II                562,873    28,000,000    25,935,985       250,000       313,171
Residential Corporation             (e)           (g)

Orlando Lake Forest                 --       13,000,000     5,633,787         --          199,816
Joint Venture                       (h)           (i)
                                             -----------   -----------   -----------   -----------

Total Earning Loans                         $71,000,000   $60,083,323   $   470,000   $ 1,142,021
                                             ===========   ===========   ===========   ===========

(d) Senior lien applies to approximately 37 acres securing the first mortgage which are subordinated to an unaffiliated lender.
(e) Senior liens apply to approximately 180 acres securing the first mortgage which are subordinated to unaffiliated lenders.
(f) NTS Guaranty Corporation guarantees up to $2 million of outstanding debt exceeding $18 million.
(g) NTS Guaranty Corporation guarantees up to $2,416,500 of outstanding debt exceeding $22 million.
(h) An Affiliate of the Fund's Sponsor participates with the Fund regarding this Mortgage Loan. As of December 31, 1995, the Fund's ownership percentage was approximately 59%.
(i) The carrying amount of this Mortgage Loan is net of an unaccreted discount of approximately $1,275,879.
(j) The carrying amount of the mortgage loans receivable at December 31, 1995 is net of any unamortized commitment fees.






4.   Mortgage Loans Receivable, net - Continued

                                      Property Pledged                      Interest          Maturity
     Borrower                          as Collateral                          Rate              Date
     --------                         ----------------                      --------          --------

2) Non-Earning
   -----------
   Loans:
   ------

   Temporary Mortgage
   ------------------
   Loan:
   -----


   Orlando Lake Forest        Pledge by both general partners of their        Prime            Demand
   Joint Venture              partnership interests in Orlando Lake           + 2%
                              Forest  Joint  Venture  located in Orlando,
                              (k) Florida;  a pledge of 390 shares of
                              the Class A common stock in NTS/Virginia
                              Development Company; NTS Guaranty
                              Corporation guarantees the loan
   Mortgage Loan:
   --------------

   Orlando Lake Forest        First mortgage on approximately 2 acres         Prime            Demand
   Joint Venture              of residential land located in Orlando,         + 2%
                              Florida known as Orlando Lake Forest            (k)
                              Joint Venture

  (k) The Orlando Lake Forest Joint Venture has entered into a forbearance agreement with the Fund whereby, effective April 1, 1995, no interest will be due on these loans through January 31, 1998.





4.  Mortgage Loans Receivable, net - Continued


                                    Total                       Balance                    Interest
                                    Senior         Face       Outstanding   Commitment    Receivable
                                  Liens At        Amount          At           Fees           At
                                  12/31/95      At 12/31/95    12/31/95      Received      12/31/95
                                  --------      -----------    --------      --------      --------
    2) Non-Earning
       -----------
       Loans:
       ------

       Temporary Mortgage
       ------------------
       Loan:
       -----

       Orlando Lake Forest       $11,889,454   $ 7,818,000   $ 4,978,225   $  150,000   $ --
       Joint Venture                 (l)           (m)           (n)           (p)


       Mortgage Loan:
       --------------

       Orlando Lake Forest             --        3,000,000       147,555       30,000     --
       Joint Venture                 (o)           (p)

                                                -----------   -----------   ----------   ----------

       Total Non-Earning
       Loans                                   $10,818,000   $ 5,125,780   $  180,000   $    --
                                                ===========   ===========   ==========   ==========

   (l) Total senior liens include a $147,555 mortgage loan with the Fund and a 59% interest in a senior lien totalling $11,741,899 with the Fund.
   (m)   NTS/Virginia  Development  Company (Fawn Lake) and NTS/Lake Forest II
         Residential Corporation (Lake Forest) participate with the Fund regarding this Temporary Mortgage Loan. The percentage ownership as of December 31, 1995 is 14.862% and 16.103%, respectively.
   (n)   The Fund has established a $1,500,000 loan loss reserve as of December
         31, 1995.
   (o)   The Fund has established a $53,397 loan loss reserve as of December
         31, 1995.
   (p)   The Fund has discontinued accruing interest from the Temporary Mortgage
         Loan and the Phase-In Mortgage Loan to the Orlando Lake Forest Joint
         Venture until the interest payment is received.  Approximately
         $1,827,000 of interest remains due to the Fund on these loans but is not accrued in the Fund's financial statements.







4.   Mortgage Loans Receivable, net - Continued

     Reconciliation of Mortgage Loans Receivable for the year ended:

     Balance at December 31, 1992                              $54,717,053

     Additions:
        Mortgage Loans                       $    90,084
        Temporary Mortgage Loans                   --
        Amortization of loan fees                106,210           196,294
                                              -----------

     Reductions:
        Mortgage Loans                             --
        Temporary Mortgage Loans              (2,283,652)
        Mortgage Loan written-off                  --
        Loan fees received                       (15,000)       (2,298,652)
                                              -----------       -----------

     Balance at December 31, 1993                              $52,614,695

     Additions:
        Mortgage Loans                       $     --
        Temporary Mortgage Loans                   --
        Amortization of loan fees                117,930           117,930
                                              -----------

     Reductions:
        Mortgage Loans                          (249,004)
        Temporary Mortgage Loans                  (5,224)
        Mortgage Loan written-off               (241,145)
        Loan fees received                       (15,000)         (510,373)
                                              ------------      -----------

     Balance at December 31, 1994                              $52,222,252

     Additions:
        Mortgage Loans                       $14,060,254
        Temporary Mortgage Loans                   --
        Amortization of loan fees                  --           14,060,254
                                              -----------

     Reductions:
        Mortgage Loans                             --
        Temporary Mortgage Loans                (967,945)
        Mortgage Loan written-off                (85,458)
        Loan fees received                       (20,000)       (1,073,403)
                                              -----------       -----------

     Balance at December 31, 1995                              $65,209,103
                                                                ===========







4.   Mortgage Loans Receivable, net - Continued

    Reserves for Loan Losses:

     Balance at December 31, 1992                                          $   230,000
       Additions charged to Expenses                  $ 1,500,000
       Deduction for Mortgage Loan written-off              --               1,500,000
                                                       -----------          -----------

     Balance at December 31, 1993                                          $ 1,730,000
       Additions charged to Expenses                  $   150,000

       Deduction for Mortgage Loan written-off           (241,145)             (91,145)
                                                       -----------          -----------

     Balance at December 31, 1994                                          $ 1,638,855
       Additions charged to Expenses                  $     --
       Deduction for Mortgage Loan written-off            (85,458)             (85,458)
                                                       -----------          -----------

     Balance at December 31, 1995                                          $ 1,553,397
                                                                            ===========

5.  Reserves for Loan Losses

    Reserves for loan losses are based on management's evaluation of the borrower's ability to meet its obligation as well as current and future economic conditions. Reserves are based on estimates and ultimate losses could differ materially from the amounts assumed in arriving at the reserve for possible loan losses reported in the financial statements. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. On a regular basis, management reviews each mortgage loan in the Fund's portfolio including an assessment of the recoverability of the individual mortgage loans. As of December 31, 1995, the Fund has a loan loss reserve regarding the $3,000,000 Phase-In Mortgage Loan to the Orlando Lake Forest Joint Venture (with an outstanding balance of $147,555 as of December 31, 1995) amounting to $53,397 and a loan loss reserve regarding the Temporary Mortgage Loan to the Orlando Lake Forest Joint Venture (with an outstanding balance of $4,978,225 as of December 31, 1995) amounting to $1,500,000.

6.  Notes Payable
    -------------

    Notes payable consist of the following:

                                                      1995             1994
                                                 ------------      -----------

    Note payable to a bank in the amount
    of $13,800,000 bearing interest at the
    Prime Rate plus 1%, payable monthly, due
    December 27, 1997, secured by a collateral
    assignment of the Fund's mortgages on Lake
    Forest and Fawn Lake, guaranteed by Mr.
    J. D. Nichols, Chairman of the Board of
    the Fund's Sponsor                            $13,086,000      $    --

    Note payable to a bank in the amount of
    $2,000,000, bearing interest at the
    Prime Rate plus 3/4%, payable quarterly
    due November 30, 1996, secured by
    approximately 187 acres of residential
    land and improvements thereon                   1,063,873           --

    Note payable to a bank in the amount of
    $2,800,000, bearing interest at the Prime
    Rate plus 1%, payable monthly, secured
    by a collateral assignment of the Fund's
    mortgage on Lake Forest, paid in full
    on January 10, 1995                                 --          1,936,522
                                                   ----------      ----------

                                                  $14,149,873     $ 1,936,528
                                                   ==========      ==========

    The Prime Rate was 8 1/2% at December 31, 1995 and 1994.

    -------------------------

    Based on the borrowing rates currently available to the Fund for bank loans with similar terms and average maturities, the fair value of the above debt instruments approximates the carrying value.

7.  Gross Receipts and Supplemental Interest Income
    -----------------------------------------------

    Gross Receipts Interest is recognized with respect to a Mortgage Loan secured by real estate held for sale in the ordinary course of the borrower's business. Gross Receipts Interest is an amount equal to 5% of the borrower's Gross Receipts, as defined in the Fund's Prospectus, from the sale of the underlying real estate during the term of the mortgage loan. Gross Receipts Interest is reported as earned on the accrual basis of accounting. Effective July 1, 1994, the only loan which provides for Gross Receipts Interest is the Phase-In Mortgage Loan to the Orlando Lake Forest Joint Venture, however, none was earned for the year ended December 31, 1995.

    In addition to regular interest and Gross Receipts Interest, borrowers were required to pay Supplemental Interest. Supplemental Interest was paid to the Fund through March 31, 1992, in order for the Fund to make distributions to its Stockholders equal to a 12% per annum, noncompounded return on their capital contribution. Supplemental Interest was credited against 50% of the amounts later due as Gross Receipts Interest, thereby reducing the amount of Gross Receipts Interest paid. Supplemental Interest was classified as deferred revenue on the Fund's balance sheet when received and was amortized into income equal to the amount credited against Gross Receipts Interest thereby reflecting the full amount of Gross Receipts Interest as income as earned on the accrual basis of accounting. The Fund received $4,731,000 in Supplemental Interest from Affiliated Borrowers during the Cash Flow Guaranty period. None of this amount was advanced by the Guarantor (see Note
    9). Supplemental Interest of $160,185 which has been recognized in income for the year ended December 31, 1993 represents the amount of Supplemental Interest paid in prior years that was credited against 50% of the amount due as Gross Receipts Interest for the period from certain Affiliated Borrowers. In addition, on February 18, 1993 the Fund's Board of Directors changed the interest rate to be charged on the Mortgage Loans to NTS/Virginia Development Company and NTS/Lake Forest II Residential Corporation. Effective January 1, 1993, for the first quarter of 1993, these loans were charged interest at the Federal Funds Rate plus 3.7%. In consideration for the interest rate change, NTS/Virginia Development Company and NTS/Lake Forest II Residential Corporation agreed to reduce the amount of future Gross Receipts Interest credit to be received by $97,500 and $121,875, respectively. This total amount of $219,375 has been recognized as Gross Receipts Income on the statement of income for the year ended December 31, 1993.

    On October 14, 1993, the Fund's Board of Directors accepted a proposal whereby the residential projects securing the Fund's Mortgage Loans would agree to begin paying Gross Receipts Interest in an amount equal to 5% of the net sales price of residential lots sales in consideration for a credit of the balance of Supplemental Interest credit due from the Fund. The amount of Supplemental Interest credit due from the Fund as of October 14, 1993 was $3,777,637. The adjustment of the Supplemental Interest credit was as follows:

              In connection with the Fund's Supplemental Interest credit obligation, the Fund credited Fawn Lake and Lake Forest for $750,000, each, representing a reduction in each project's Mortgage Loan.

              In connection with the Fund's Supplemental Interest credit obligation, the Fund credited Orlando Lake Forest Joint Venture for $42,604 representing a reduction in the Fund's Temporary Mortgage Loan with the Orlando Lake Forest Joint Venture.

    -----------------------------------------------------------

              In connection with the Fund's Supplemental Interest credit obligation, the Fund credited Fawn Lake and Lake Forest for the Supplemental Interest credit balance by assigning Fawn Lake and Lake Forest an interest in the Fund's Temporary Mortgage Loan with the Orlando Lake Forest Joint Venture. The interest assigned to
              Fawn Lake and Lake Forest was $1,072,727 and $1,162,306, respectively.

8.  Commitments and Contingencies
    -----------------------------

    The Fund has commitments to extend credit made in the normal course of business that are not reflected in the financial statements. At December 31, 1995, the Fund had outstanding funding commitments under standby letters of credit aggregating $985,664: Orlando Lake Forest Joint Venture $517,813; NTS/Virginia Development Co. $467,851. These outstanding funding commitments are part of the maximum funding amount of the mortgage loans. Committed undisbursed loans were approximately $6,084,000 at December 31, 1995.

    In August 1992, Jeno Paulucci & Silver Lakes I, Inc., individually and d/b/a PR Partners (PR Partners) filed a complaint ("Original Complaint") against
    J. D. Nichols, NTS Corporation, NTS/Florida Residential Properties, Inc., Orlando Lake Forest, Inc. and Banc One Mortgage Corporation. The Original Complaint alleges, inter alia, mismanagement of the Orlando Lake Forest project by Orlando Lake Forest, Inc. as well as conspiracy among the defendants against PR Partners and its principals. The Original Complaint requested unspecified damages and declaratory and injunctive relief against the defendants. The Fund was not named as a defendant in the Original Complaint. In July 1994, the plaintiffs filed an amended complaint ("Amended Complaint") adding NTS/Residential Properties, Inc. - Florida, Lake Forest Realty, Inc. and the Fund as defendants, and have amended the Complaint twice more in response to rulings by the trial judge requiring clarification of certain claims asserted by the plaintiffs. The case is in the early discovery phase, and certain of the defendants have answered the Complaint and asserted counterclaims against the plaintiffs, including a claim that PR Partners has breached its fiduciary duty. Lake Forest Realty, Inc., the Fund and Banc One Mortgage Corporation have again moved to dismiss the Complaint, as amended. Therefore, an outcome to this litigation cannot be predicted at present. Mr. J. D. Nichols and the principals of the defendants have indicated that the suit will be vigorously defended, and that counterclaims will be vigorously prosecuted against the plaintiffs. Management believes that this lawsuit will have no material effect on the Fund's operations or financial condition.

9.  Guaranties to the Fund
    ----------------------

    NTS Guaranty Corporation (the "Guarantor"), an Affiliate of the Sponsor, has agreed to provide the following guaranties to the Fund:

    Cash Flow Guaranty
    ------------------

    As defined in the Fund's Prospectus, the Cash Flow Guaranty ended on March 31, 1992. It was anticipated that the Mortgage Loans would be structured to provide for the payment by Affiliated Borrowers of Points, Regular Interest, and either Incentive Interest or Gross Receipts Interest, as defined in the Prospectus, at a combined rate sufficient to allow the Fund to make distributions to the Stockholders at a rate equal to a minimum 12% per annum, noncompounded return.

    ----------------------------------

    Cash Flow Guaranty - Continued
    ------------------------------

    In order to achieve such distributions, Affiliated Borrowers were required to pay Supplemental Interest which was an amount in excess of Points, Regular Interest, Incentive Interest and Gross Receipts Interest, other cash balances available for distribution at the discretion of the Board of Directors of the Fund, and all other cash receipts of the Fund net of all cash expenditures of the Fund. Payments of Supplemental Interest were credited against 50% of the amounts of Incentive or Gross Receipts Interest which the Fund received from Affiliated Borrowers in later years. The Fund received $4,731,000 in Supplemental Interest from Affiliated Borrowers during the Cash Flow Guaranty period. None of this amount was advanced by the Guarantor.

    Junior Mortgage Loan Guaranty

    The Guarantor guarantees the payment to the Fund, on a timely basis, of the Principal (as defined in the Prospectus) of all Junior Mortgage Loans and Temporary Mortgage Loans made by the Fund to Affiliated Borrowers. The Guarantor's obligation is limited to the Principal balance outstanding on the Junior Mortgage Loan or Temporary Mortgage Loan and does not include the Interest Reserve, as defined in the Prospectus. This guaranty will not apply to Junior Mortgage Loans or Temporary Mortgage Loans made to Non-Affiliated Borrowers.

    On October 19, 1992, the Fund notified the Orlando Lake Forest Joint Venture (the "Joint Venture") that the Joint Venture is in payment default regarding the Fund's Temporary Mortgage Loan to the Joint Venture. This default gives the Fund the right to pursue the Guarantor for its guaranty. The Fund's Board of Directors continues to evaluate the collectability of the guaranty. The Board is also concerned about the possible detrimental effects that the collection proceedings may have on the Fund's other loans to other
    Affiliated Borrowers. The Board has concluded that it is in the best interest of the Fund and its Stockholders to pursue a work-out plan to both preserve the assets of the Fund and support the viability of the projects to which it has outstanding loans.

    Purchase Price Guaranty

    The Guarantor has guaranteed that investors of the Fund will receive, over the life of the Fund, aggregate distributions from the Fund (from all sources) in an amount at least equal to their Original Capital Contributions, as defined in the Fund's Prospectus.

    The liability of the Guarantor under the above guaranties is expressly limited to its assets and its ability to draw upon a $10 million demand note receivable from Mr. J.D. Nichols, Chairman of the Board of Directors of the Sponsor. There can be no assurance that Mr. Nichols will, if called upon, be able to honor his obligation to the Guarantor. The total amounts guaranteed by the Guarantor are in excess of its net worth, and there is no assurance that the Guarantor will be able to satisfy its obligation under these guaranties. The Guarantor may in the future provide guaranties for other Affiliates of the Fund.




10. Dividends Paid and Payable

    Dividends declared for the periods ended December 31, 1993, 1994 and 1995 were as follows:

                                                                 Average
             Date             Date of           Date           Outstanding         Amount
           Declared         Record (1)          Paid             Shares          Per Share          Amount
           --------         ----------        --------         -----------       ---------        --------

           02/18/93          01/31/93         02/26/93          3,187,333         $  .05         $  161,974
           02/18/93          02/28/93         03/29/93          3,187,333            .05            146,618
           02/18/93          03/31/93         04/27/93          3,187,333            .05            162,556
           02/18/93          04/30/93         05/28/93          3,187,333            .05            159,366
           02/18/93          05/31/93         06/28/93          3,187,333            .05            159,336
           02/18/93          06/30/93         07/28/93          3,187,333            .05            159,366
           02/18/93          07/31/93         08/26/93          3,187,333            .07            223,144
           02/18/93          08/31/93         09/30/93          3,187,333            .07            223,114
           02/18/93          09/30/93         10/28/93          3,187,333            .07            223,114
           02/18/93          10/31/93         11/29/93          3,187,333            .07            223,114
           02/18/93          11/30/93         12/27/93          3,187,333            .07            223,114
           02/18/93          12/31/93         01/26/94          3,187,333            .12            374,519
                                                                                   -------        ---------

       Total dividends declared in 1993                                           $  .77         $2,439,335
                                                                                   =======        =========

           01/28/94          01/31/94         02/28/94          3,187,333         $  .06        $   191,240
           01/28/94          02/28/94         03/28/94          3,187,333            .06            191,239
           01/28/94          03/31/94         04/28/94          3,187,333            .06            191,240
           01/28/94          04/20/94         05/28/94          3,187,333            .03             95,618
           01/28/94          05/31/94         06/28/94          3,187,333            .03             95,619
           01/28/94          06/30/94         07/28/94          3,187,333            .03             95,619
           01/28/94          07/31/94         08/29/94          3,187,333            .03             95,619
           01/28/94          08/31/94         09/29/94          3,187,333            .03             95,619
           01/28/94          09/30/94         10/28/94          3,187,333            .03             95,620
           01/28/94          10/31/94         11/29/94          3,187,333            .03             95,620
           01/28/94          11/30/94         12/29/94          3,187,333            .03             95,620
           01/28/94          12/31/94         01/27/95          3,187,333            .04            127,493
                                                                                   -------        ---------

       Total dividends declared in 1994                                           $  .46         $1,466,166
                                                                                   =======        =========

           03/09/95          01/31/95         02/27/95          3,187,333         $  .03         $   95,620
           03/09/95          02/28/95         03/28/95          3,187,333            .03             95,620
           03/09/95          03/31/95         04/27/95          3,187,333            .03             95,620
           03/09/95          04/30/95         05/26/95          3,187,333            .03             95,620
           03/09/95          05/31/95         06/27/95          3,187,333            .01             31,873
           03/09/95          06/30/95         07/27/95          3,187,333            .01             31,873
           03/09/95          07/31/95         08/25/95          3,187,333            .01             31,873
           03/09/95          08/31/95         09/26/95          3,187,333            .01             31,873
           03/09/95          09/30/95         10/26/95          3,187,333            .01             31,873
           03/09/95          10/31/95         11/29/95          3,187,333            .01             31,873
           03/09/95          11/30/95         12/26/95          3,187,333            .01             31,873
           03/09/95          12/31/95         01/26/96          3,187,333            .01             38,250
                                                                                   -------        ---------

       Total dividends declared in 1995                                           $  .20         $  643,841
                                                                                   =======        =========

       It is the Fund's policy to distribute to its Stockholders an amount equal to at least 95% of taxable income. A portion of the dividends paid during a subsequent year may be allocable to taxable income earned in the prior year. For 1993, 1994 and 1995, dividends to Stockholders represent ordinary income.

       (1)  Cash dividends vary based upon the date of stockholder admittance.



11.  Supplemental Financial Information

     A) NTS Guaranty Corporation has provided material guaranties to the Fund. The following presents condensed financial information for NTS Guaranty Corporation.


                                              1995                 1994
                                              ----                 ----

Cash                                     $       100          $        100
                                          ===========          ============

Common stock and paid-in-capital         $ 10,000,100         $ 10,000,010
Note receivable from stockholder          (10,000,000)         (10,000,000)
                                          ------------         ------------
Equity                                   $        100         $        100
                                          ============         ============

B) The Fund has invested in various temporary investments and mortgage loans (see Note 4). The following presents condensed financial information with respect to borrowers whose loan balance as of December 31, 1995 represents a substantial concentration of the Fund's assets.


NTS/Lake Forest II Residential Corporation

Balance Sheets                                1995                 1994
- --------------                                ----                 ----
  Notes receivable                       $  1,677,064        $   2,054,725
  Inventory                                25,783,989           26,445,755
  Other, net                                4,508,888            4,287,882
                                          ------------        ------------
  Total assets                           $ 31,969,941         $ 32,788,362
                                          ============         ===========

  Notes payable                          $ 28,628,987         $ 28,537,902
  Other liabilities, net                    2,589,235            2,899,688
  Equity                                      751,719            1,350,772
                                          ------------        ------------
  Total liabilities and equity           $ 31,969,941         $ 32,788,362
                                          ============         ===========

Statements of Operations                      1995                 1994                  1993
- ------------------------                      ----                 ----                  ----
  Lot sales                              $  4,329,717        $   4,110,735         $   5,380,689
  Cost of sales                            (3,161,765)          (2,735,786)           (2,886,001)
  Marketing and development fee              (  --   )            (382,789)           (1,111,004)
  Provision for loan losses                  (465,932)            (  --   )             (300,000)
  Other income (expense), net              (1,301,073)            (643,326)             (843,058)
                                          ------------       --------------         -------------
  Net income (loss)                      $   (599,053)      $      348,834         $     240,626
                                          ============       ==============         =============

NTS/Virginia Development Company

Balance Sheets                                1995                 1994
- --------------                                ----                 ----
  Notes receivable                       $  5,215,716        $   5,437,417
  Inventory                                30,812,235           25,467,805
  Other, net                                1,493,363            1,647,151
                                          ------------        ------------
  Total Assets                           $ 37,521,314         $ 32,552,373
                                          ============         ===========

  Notes payable                          $ 34,369,132         $ 28,450,059
  Other liabilities, net                    2,175,663            2,464,224
  Equity                                      976,519            1,638,090
                                          ------------        ------------
  Total liabilities and equity           $ 37,521,314         $ 32,552,373
                                          ============         ===========

Statements of Operations                      1995                 1994                  1993
- ------------------------                      ----                 ----                  ----
  Lot sales                              $  3,073,548        $   3,508,281         $   4,325,632
  Cost of sales                            (1,923,221)          (2,097,208)           (2,404,933)
  Marketing and development fee              (  --   )            (505,950)           (1,025,204)
  Provision for loan losses                  (406,739)            (  --   )             (300,000)
  Other income (expense), net              (1,405,159)            (499,524)             (884,659)
                                          ------------       --------------         -------------
  Net income (loss)                      $   (661,571)      $      405,599         $    (289,164)
                                          ============       ==============         =============


12.  Subsequent Events - Unaudited

     A) On March 12, 1996, the Fund's Board of Directors, including a majority of the Independent Directors, took the following action:

         * Fixed the number of directors on the Fund's Board of Directors at five and elected Gerald B. Thomas as an Independent Director and Richard L. Good as an Affiliated Director. Messrs. Thomas and Good will serve as members of the Board of Directors until the annual meeting and until they or their successors are duly elected and qualified.

         * Set May 1, 1996 as the record date for determination of Stockholders entitled to notice of and vote at the annual meeting to be held on June 27, 1996.

         * Approved an increase in the loan commitment amount to NTS/Virginia Development Company from $28,000,000 to $30,000,000.

13.  Unaudited Quarterly Financial Data

                                                       Quarters Ended

    1995                 March 31        June 30       September 30     December 31       Total
    ----                ----------      ----------     ------------     -----------     ----------

Total revenues          $ 640,705       $ 751,340        $ 741,441       $ 751,166      $2,884,652

Total expenses            418,094         520,429          522,330         555,465       2,016,318
                         ---------       ---------        ---------       ---------      ----------

Income before
 income taxes             222,611         230,911          219,111         195,701         868,334

Income tax expense          2,500           2,500            2,500           2,500          10,000
                         ---------       ---------        ---------      ----------     ----------

Net income              $ 220,111       $ 228,411        $ 216,611       $ 193,201      $  858,334
                         =========       =========        =========       =========      ==========

Net income per
 share of common
 stock                  $    .07        $     .07        $    .07        $     .06      $      .27
                         =========       =========        =========       =========      ==========



    1994                  March 31        June 30       September 30     December 31       Total
    ----                -----------     -----------     ------------     -----------    -----------

Total revenues          $  916,883      $  902,970       $  615,566      $  549,585     $2,985,004

Total expenses             256,355         412,773          256,658         252,047      1,177,833
                         ----------      ----------       ----------      ----------     ----------

Income before
 income taxes              660,528         490,197          358,908         297,538      1,807,171

Income tax expense          10,000          10,000            5,000           --            25,000
                         ----------      ----------       ----------      ----------     ----------

Net income              $  650,528      $  480,197       $  353,908      $  297,538     $1,782,171
                         ==========      ==========       ==========      ==========     ==========

Net income per
 share of common
 stock                  $     .20       $      .15       $      .11      $      .09     $      .56
                         ==========      ==========       ==========      ==========     ==========


Corporate Information


Board of Directors (Year Elected)        Auditors

Robert M. Day (1988)                     Arthur Andersen LLP
Managing Director                        2300 Meidinger Tower
Lambert Smith Hampton                    Louisville Galleria
Atlanta, Georgia                         Louisville, Kentucky 40202


Gerald B. Thomas (1996)                  Annual Meeting
Vice President
Citizens Bank of Kentucky                The annual meeting of the stockholders
Louisville, Kentucky                     will be convened at 10:00 A.M., local
                                         time on Thursday, June 27, 1996
                                         Fawn Lake Clubhouse
F. Everett Warren (1988)                 11300 Longstreet Drive
Retired                                  Spotsylvania, Virginia 22553
Citizens Fidelity Mortgage Company
Louisville, Kentucky


J. D. Nichols (1988)
Chairman of the Board
Chief Executive Officer
NTS Corporation
Louisville, Kentucky


Richard L. Good (1996)
President
NTS Corporation
Louisville, Kentucky


Officers
Richard L. Good
President
NTS Mortgage Income Fund
Louisville, Kentucky

John W. Hampton
Secretary/Treasurer
NTS Mortgage Income Fund
Louisville, Kentucky